Exhibit 5.1
Fidelity National Financial, Inc.

Goodloe M. Partee Senior Vice President, Legal E-mail: Goodloe.Partee@fnf.com
February 5, 2009
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
          Re:     Fidelity National Financial, Inc.
     Ladies and Gentlemen:
     I have acted as in-house counsel for Fidelity National Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of 3,176,620 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), to be sold from time to time by the selling stockholder identified in the Registration Statement (the “Selling Stockholder”).
     As such counsel, I assume that appropriate action will be taken, prior to the offer and sale of the Common Stock, to register and qualify such Common Stock for sale under all applicable state securities or “blue sky” laws.
     In rendering the opinion set forth below, I have made such legal and factual inquiries and examined such documents as I have deemed reasonable in order to express the opinion set forth below. In my examination of such documents, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents. I have not performed any independent investigation other than the document examination described above. My opinion is therefore qualified in all respects by the scope of that document examination.
     Based on the foregoing, I advise you that in my opinion, any shares of Common Stock that may be sold by the Selling Stockholder pursuant to the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.
     In rendering my opinion expressed above, I express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law. The opinion expressed above is given as of the date hereof. I assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to my attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.
     I consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters” in the Prospectus contained therein. This consent is not to be construed as an admission that I am an “expert” within the meaning of such term as used in
4050 Calle Real, Suite 210, Santa Barbara, CA 93110
Telephone: 805.696.7129 Fax: 805.696.7831

the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Sincerely yours,
By:	/s/ Goodloe Partee
Goodloe M. Partee
Senior Vice President, Legal